WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

           WINTHROP REALTY TRUST SELLS ALL OF ITS SHARES IN LEXINGTON
                                  REALTY TRUST

Boston, Massachusetts - March 25, 2008/PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR), announced today that it has sold all of its 3,500,000 common shares held in Lexington Realty Trust in a block trade for a net purchase price of approximately $53,000,000. Winthrop will recognize a gain of approximately $2,000,000 during the first quarter of 2008 with respect to this transaction.

About Winthrop Realty Trust

Winthrop Realty Trust is real estate investment trust (REIT) that owns, manages and lends to real estate and related investments, both directly and through joint ventures. Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol "FUR." The Company has executive offices in Boston, Massachusetts and Jericho, New York. For more information please visit www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in the Company's annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.